Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, May 22, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES DIVIDEND 30 PERCENT

MINNEAPOLIS, May 22, 2013 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of $0.13 per share, payable June 21st to Shareholders of record as of June 7th, an increase of 30 percent from the prior payout of $0.10 per share. The Company increased its dividend policy to pay out 30 to 40 percent of the prior three years’ average EPS.

“We first established our dividend payout policy using financial metrics in the 1980s to make our dividend payout increases more consistent. This has resulted in 27 consecutive years of dividend increases,” said Bill Cook, Donaldson’s CEO. “As we have continued to grow, our ability to consistently pay a higher percentage of earnings has likewise increased. Based on our regular review of our Strategic Growth Plan and our dividend and share repurchase policies, we decided to increase our dividend payout. Our updated dividend payout policy, combined with our longstanding practice of repurchasing an average of 2 percent of our outstanding shares each year, firmly demonstrates our commitment of returning a high percentage of our earnings to our Shareholders while continuing to grow our Company’s sales and earnings.”

The current declaration is the 231st consecutive quarterly cash dividend paid by Donaldson over a time span of 57 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,500 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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